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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*
   Anderson,                        David                H.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
2140 Lake Park Blvd.
--------------------------------------------------------------------------------
                                    (Street)
Richardson,                         Texas                75080-2254
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)
Lennox International Inc. (LII)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol
________________________________________________________________________________
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary) 11/20/02
________________________________________________________________________________
4.   Statement for Month/Day/Year
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)
     |x|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)
     ____________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)
     |x|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                           5.
                                                                                           Amount of      6.
                                                                 4.                        Securities     Owner-
                                                                 Securities Acquired (A)   Beneficially   ship
                                       2A.          3.           or Disposed of (D)        Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)       Following      Direct    Nature of
                            Trans-     Execution    Code         -----------------------   Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                  (A)        Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                or         (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code   V    Amount     (D) Price      Instr.4)       (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           300      D   $14.10                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           100      D   $14.03                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           200      D   $14.01                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           500      D   $14.00                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)         1,700      D   $13.99                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           200      D   $13.98                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           800      D   $13.95                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           700      D   $13.93                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           200      D   $13.91                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           100      D   $13.90                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
====================================================================================================================================


                                     Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           5.
                                                                                           Amount of      6.
                                                                 4.                        Securities     Owner-
                                                                 Securities Acquired (A)   Beneficially   ship
                                       2A.          3.           or Disposed of (D)        Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)       Following      Direct    Nature of
                            Trans-     Execution    Code         -----------------------   Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                  (A)        Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                or         (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code   V    Amount     (D) Price      Instr.4)       (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)         1,400      D   $13.88                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           400      D   $13.87                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           500      D   $13.86                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------- ----------
Common Stock, par value     11/20/02                S(1)         1,000      D   $13.85                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           600      D   $13.84                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           600      D   $13.83                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           100      D   $13.80                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           500      D   $13.73                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)         1,600      D   $13.72                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           400      D   $13.71                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
====================================================================================================================================

                                                               2 of 5

Form 4 (continued)

                                     Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           5.
                                                                                           Amount of      6.
                                                                 4.                        Securities     Owner-
                                                                 Securities Acquired (A)   Beneficially   ship
                                       2A.          3.           or Disposed of (D)        Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)       Following      Direct    Nature of
                            Trans-     Execution    Code         -----------------------   Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                  (A)        Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                or         (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code   V    Amount     (D) Price      Instr.4)       (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           800      D   $13.70                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           800      D   $13.68                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           300      D   %13.67                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)         1,100      D   $13.66                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)         1,200      D   $13.65                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)         1,500      D   $13.64                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           800      D   $13.63                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           200      D   $13.62                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           100      D   $13.61                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           700      D   $13.60                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
====================================================================================================================================


                                     Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           5.
                                                                                           Amount of      6.
                                                                 4.                        Securities     Owner-
                                                                 Securities Acquired (A)   Beneficially   ship
                                       2A.          3.           or Disposed of (D)        Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)       Following      Direct    Nature of
                            Trans-     Execution    Code         -----------------------   Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                  (A)        Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                or         (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code   V    Amount     (D) Price      Instr.4)       (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           300      D   $13.82                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           200      D   $13.55                    I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     11/20/02                S(1)           100      D   $13.51     3,288,179      I         D.H.Anderson
$0.01 per share                                                                                                     Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                                       89,930      I         Daughter
$0.01 per share                                                                                                     Kristin(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                                      147,411      I         K. H. Anderson
$0.01 per share                                                                                                     Trust(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                                      139,322      I         Linda L.Anderson
$0.01 per share                                                                                                     Trust (2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Explanation of Responses:
-------------------------------------------------------------------

Explanation of Responses:
(1) The sales reported were effected pursuant to a Rule 10b5-1 trading plan adopted by the reporting person on October 28, 2002.
(2) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
-   Attorney-in-fact pursuant to the power of attorney dated 7/9/99.


SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: David H. Anderson
DATE 11/25/02

*     If the form is filed by more than one reporting person, see Instruction  4(b)(v).

**     Intentional misstatements or omissions of facts constitute Federal  Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.If space is insufficient, see Instruction 6 for procedure.